Exhibit 99.1
Zura Bio Reports Second Quarter 2026 Financial Results and Recent Corporate Updates

•TibuSHIELD enrollment complete, exceeding initial enrollment target with 247 participants randomized in HS; topline data expected Q4 2026
•TibuSURE enrollment complete, exceeding initial enrollment target with 91 participants randomized in SSc; topline data expected H1 2027
•Zura plans to initiate a Phase 2 study for tibulizumab in polymyalgia rheumatica (PMR) by year-end 2026
•Cash and cash equivalents of $205.1 million as of June 30, 2026, which is expected to fund planned operations through at least the end of 2028

HENDERSON, Nev.--(BUSINESS WIRE)--August 11, 2026-- Zura Bio Limited (Nasdaq: ZURA) (“Zura”), a clinical‑stage biotechnology company developing novel and differentiated medicines to meaningfully improve the lives of patients with serious and debilitating autoimmune and inflammatory diseases, today announced financial results for the second quarter ended June 30, 2026, and provided recent corporate updates.

“The second quarter was marked by strong execution across our tibulizumab programs, with enrollment now complete in both TibuSHIELD and TibuSURE—each exceeding its initial enrollment target—underscoring growing conviction in dual IL-17 and BAFF inhibition,” said Sandeep Kulkarni, M.D., Chief Executive Officer of Zura. “We are excited to nominate polymyalgia rheumatica as the third indication for tibulizumab, a debilitating disorder with high unmet need and important evidence supporting the roles of both IL-17 and BAFF. With cash expected to fund planned operations through at least the end of 2028, we believe we are well positioned—operationally, financially, and scientifically—as we approach our first topline readout in the fourth quarter of this year.”

PROGRAM UPDATES

Tibulizumab (ZB‑106)

Zura has completed enrollment in both Phase 2 studies of tibulizumab, a bispecific antibody designed to neutralize interleukin-17 (IL-17) and B-cell activating factor (BAFF), key mediators of inflammation and fibrosis, and announced plans to initiate a Phase 2 study in a third indication for tibulizumab by year end 2026.

•TibuSHIELD (HS): The Phase 2 clinical study evaluating tibulizumab in adults with hidradenitis suppurativa (HS) has completed and exceeded enrollment, with 247 participants. Topline data are anticipated in the fourth quarter of 2026.
•TibuSURE (SSc): The Phase 2 clinical study evaluating tibulizumab in adults with SSc has completed and exceeded enrollment, with 91 participants. Topline data are anticipated in the first half of 2027.
•NEXUS-PMR (PMR) — new indication: Zura has selected PMR as the third indication for tibulizumab. PMR is a common inflammatory rheumatic disease of older adults characterized by disabling bilateral shoulder and hip-girdle pain and stiffness, for which treatment options beyond long-term glucocorticoids remain limited. Over 700,000 people live with PMR today in the United States and the standard of care leaves most patients steroid-dependent, with a median time to permanent discontinuation of glucocorticoids of approximately six years. Zura believes tibulizumab's combined inhibition of IL‑17 and BAFF may provide greater and more durable therapeutic benefit relative to other agents that only block a single pathway. Zura has engaged with the U.S. Food and Drug Administration (FDA) and received feedback that was constructive and supportive of the Company's proposed development strategy. Incorporating this feedback, Zura plans to initiate a Phase 2 study, NEXUS-PMR, evaluating tibulizumab in adult participants with PMR by year end 2026.

Tibulizumab is an investigational compound and has not been approved for marketing by the FDA or any other regulatory authority.

Additional Clinical Stage Product Candidates

In addition to tibulizumab, Zura is continuing its evaluation of potential development approaches for torudokimab (ZB‑880) and crebankitug (ZB‑168), informed by current clinical and translational evidence and ongoing assessment of the evolving competitive landscape.

SECOND QUARTER 2026 FINANCIAL RESULTS

Cash Position

As of June 30, 2026, Zura had cash and cash equivalents of $205.1 million. Zura expects that its existing cash and cash equivalents are sufficient to support planned operations through at least the end of 2028.

Research and Development (R&D) Expenses

R&D expenses were $20.7 million for the second quarter of 2026, compared to $8.7 million for the same period in 2025. The increase was primarily driven by the advancement of Zura’s Phase 2 tibulizumab clinical programs.

General and Administrative (G&A) Expenses

G&A expenses were $8.6 million for the second quarter of 2026, compared to $9.4 million for the same period in 2025. The decrease was primarily due to lower expense in professional fees.

Net loss for the second quarter of 2026 was $26.3 million, or $0.21 per share, compared to $16.0 million, or $0.17 per share, for the same period in 2025.

ABOUT ZURA
Zura is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases with unmet need. Zura’s pipeline includes product candidates designed to target key mechanisms of immune system imbalance, with the goal of improving efficacy, safety, and dosing convenience for patients.

Zura’s lead product candidate, tibulizumab (ZB-106), is being evaluated in two Phase 2 clinical studies in adults: TibuSHIELD, a study in hidradenitis suppurativa (HS), and TibuSURE, a study in systemic sclerosis (SSc). Additional product candidates torudokimab (ZB-880) and crebankitug (ZB-168) have completed Phase 1/1b studies and are being evaluated for their potential across a range of autoimmune and inflammatory conditions.

For more information, please visit www.zurabio.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute “forward‑looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “anticipate,” “believe,” “continue,” “could,” “designed to,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “should,” “will,” and similar expressions, and are based on Zura’s current beliefs and expectations. These forward‑looking statements include, but are not limited to, statements regarding the development and potential therapeutic benefits of Zura’s product candidates; the initiation, timing, progress, design and results of Zura’s current and future clinical trials, including the anticipated reporting of data therefrom; the potential to expand Zura’s product candidates into additional indications; Zura's interactions and engagement with the FDA, and the outcome of any related feedback on Zura's development strategy; Zura's evaluation of potential development approaches for its product candidates; the sufficiency of Zura’s cash resources and projected cash runway; and other statements that are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such forward‑looking statements. Risks and uncertainties that may cause actual results to differ materially include, but are not limited to: uncertainties inherent in the development of therapeutic product candidates, such as the risk that one or more of Zura’s current or future product candidates may not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Zura’s current or future product candidates; the risk that prior results, including signals of safety, activity or durability of effect observed in preclinical studies or earlier clinical trials, may not be replicated or may not continue in ongoing or future studies or clinical trials; the risk that modeling data indicating therapeutic potential, or clinical evidence from other drug candidates, may not be predictive of results in Zura’s current or future clinical trials; the risk that Zura’s product candidates or procedures in connection with their administration may not have the safety or efficacy profiles anticipated; risks related to the accuracy of Zura’s estimates of expenses, capital requirements and needs for additional financing; changes in expected or existing competition; changes in the regulatory environment; uncertainties related to the timing and outcome of the regulatory approval process; unexpected litigation or other disputes; the impact of macroeconomic conditions on Zura’s business, clinical trials and financial position; and other risks and uncertainties described in Zura’s Annual Report on Form 10‑K for the year ended December 31, 2025, and other filings with the Securities and Exchange Commission. Any forward‑looking statements speak only as of the date of this press release and are based on information available to Zura as of the date hereof. Zura assumes no obligation to, and does not intend to, update any forward‑looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

Investor and media inquiries:
ir@zurabio.com

ZURA BIO LIMITED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$205,134	$109,407
Prepaid expenses and other current assets	5,366	2,903
Total current assets	210,500	112,310
Property and equipment, net	149	126
Other assets	2,754	1,512
Total assets	$213,403	$113,948

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$16,318	$12,410
Total current liabilities	16,318	12,410
Total liabilities	16,318	12,410

Commitments and contingencies

Shareholders’ Equity
Class A Ordinary Shares, $0.0001 par value; 300,000,000 shares authorized as of June 30, 2026 and December 31, 2025; 95,422,452 and 73,680,710 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	10	7
Additional paid-in capital	472,149	326,078
Accumulated deficit	(275,074)	(224,547)
Total shareholders’ equity	197,085	101,538
Total liabilities and shareholders’ equity	$213,403	$113,948

ZURA BIO LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$20,706	$8,704	$35,452	$19,178
General and administrative	8,615	9,358	19,368	18,138
Total operating expenses	29,321	18,062	54,820	37,316
Loss from operations	(29,321)	(18,062)	(54,820)	(37,316)
Other (income), net
Interest income	(1,920)	(1,717)	(3,239)	(3,534)
Other income, net	(1,016)	(352)	(973)	(347)
Total other (income), net	(2,936)	(2,069)	(4,212)	(3,881)
Loss before income taxes	(26,385)	(15,993)	(50,608)	(33,435)
Income tax benefit	(81)	—	(81)	—
Net loss	$(26,304)	$(15,993)	$(50,527)	$(33,435)
Net loss per share, basic and diluted	$(0.21)	$(0.17)	$(0.42)	$(0.36)
Weighted-average shares outstanding, basic and diluted	126,803,970	94,289,954	119,553,659	93,630,719